                                                                      Exhibit 21



                        Subsidiaries of the Registrant
                        ------------------------------



LoJack International Corporation, a Delaware corporation

LoJack of New Jersey Corporation, a Delaware corporation

Recovery Systems, Inc., *a Florida corporation

LoJack Holdings Corporation, a Massachusetts corporation

LoJack Venture Corporation, a Massachusetts corporation

LoJack of Pennsylvania, Inc., a Delaware corporation

LoJack FSC, Ltd., a Barbados company

* In Florida, Recovery Systems, Inc. does business under its tradename "LoJack of Florida."